UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2016

Vail Resorts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09614	51-0291762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado		80021
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (303) 404-1800

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 5, 2016, Vail Resorts, Inc., a Delaware corporation (the “Company”), entered into an Arrangement Agreement (the “Agreement”) to acquire all of the outstanding common shares of Whistler Blackcomb Holdings, Inc. (“Whistler Blackcomb”). Based upon closing stock prices and currency exchange rates as of August 5, 2016, Whistler Blackcomb shareholders will receive total consideration equal to C$36.00 per share, consisting of (i) C$17.50 per share in cash, and (ii) 0.0975 shares (the “Consideration Shares”), subject to a currency exchange rate adjustment to be determined based on the applicable exchange rate as of the sixth business day prior to the closing date.

The Consideration Shares will consist of either (i) shares of common stock of the Company (the “Vail Common Shares”), or (ii) shares of the capital of 1068877 B.C. Ltd. (“Exchangeco”), a wholly owned subsidiary of the Company formed under the laws of the Province of British Columbia (the “Exchangeco Shares”).

Each Exchangeco Share is exchangeable by the holder thereof for one Vail Common Share (subject to customary adjustments for stock splits or other reorganizations). In addition, the Company may require all outstanding Exchangeco Shares to be exchanged into an equal number of Vail Common Shares upon the occurrence of certain events and at any time following the seventh anniversary of the closing. While outstanding, holders of Exchangeco Shares will be entitled to cast votes on matters for which holders of Vail Common Shares are entitled to vote and will be entitled to receive dividends economically equivalent to the dividends declared by the Company with respect to the Vail Common Shares.

The transaction has been unanimously approved by the board of directors of Whistler Blackcomb, and shareholders representing 25% of Whistler Blackcomb's common shares have entered into voting support agreements in connection with the transaction. The transaction has also been unanimously approved by the board of directors of the Company.

The acquisition contemplated by the Agreement (the “Acquisition”) is expected to close in fall 2016 and is to be implemented by way of an arrangement under the Business Corporations Act (British Columbia). The Acquisition is subject to certain closing conditions, including the approval by Whistler Blackcomb shareholders and the BC Supreme Court and regulatory approvals, including approval under the Competition Act (Canada) and the Investment Canada Act, as well as other customary closing conditions, including the absence of a material adverse effect with respect to either Whistler Blackcomb or the Company. The Agreement provides for customary representations, warranties and covenants, and provides for the payment of fees upon the termination of the Agreement under certain circumstances, including Whistler Blackcomb obtaining a superior proposal and failure to obtain certain regulatory approvals.

The description above of the Agreement is qualified in its entirety by reference to the terms of the Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Agreement and the issuance of Consideration Shares thereunder is incorporated herein by reference.

The Consideration Shares to be issued under the Arrangement will be issued in reliance upon Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”), which exempts from the registration requirements under the Securities Act any securities that are issued in exchange for one or more bona fide outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange shall have the right to appear, by any court expressly authorized by law to grant such approval.

Item 7.01    Regulation FD Disclosure.

The Company will finance the cash portion of the consideration for the Acquisition with a combination of cash and cash equivalents on hand, available revolving borrowing capacity under the Seventh Amended and Restated Credit Agreement, dated as of May 1, 2015, among Vail Holdings, Inc., as the borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”), as well as a new $360 million incremental term loan facility (the “Incremental Term Loan”) to be incurred through an amendment to the Credit Agreement. The Company has received an executed commitment letter from U.S. Bank, National Association (“U.S. Bank”) and Wells Fargo Bank, National Association (“Wells Fargo”) whereby U.S. Bank and Wells Fargo have committed to provide the full amount of the Incremental Term Loan.

On August 8, 2016, the Company issued a press release reporting the entry into the Agreement described in Item 1.01. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated in this Item 7.01 by reference. In addition, on August 8, 2016, the Company will hold a conference call and simultaneous presentation to investors at 8:30 a.m. Mountain Time to discuss the Acquisition. The Company posted the investor presentation in the “Investor Relations” section of its website available at http://investors.vailresorts.com.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits
Exhibit No.	Description
2.1	Arrangement Agreement, between the Company, 1068877 B.C. Ltd. and Whistler Blackcomb, dated as of August 5, 2016
99.1	Press release, dated August 8, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: August 8, 2016	By:	/s/ Michael Z. Barkin
Michael Z. Barkin
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Arrangement Agreement, between the Company, 1068877 B.C. Ltd. and Whistler Blackcomb, dated as of August 5, 2016
99.1	Press release, dated August 8, 2016